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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Books-A-Million, Inc. (the "Company") on Form S-8 of our report dated April 19, 2004 (which report includes an explanatory paragraph relating to the adoption of new accounting principles as described in Note 1 to the consolidated financial statements), incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended January 31, 2004, and of our report on the consolidated financial statement schedule, dated April 19, 2004, appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2004.


/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Birmingham, Alabama

JUNE 24, 2004